BLACKROCK Capital & Income Strategies Fund

FILE #811-21506

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/27/2006	US BANCORP	40,000,000	40,000	Merrill Lynch Morgan Stanley
4/3/2006	PPL ELECTRIC UTILITIES CORP	10,000,000	20,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated; J.P. Morgan Securities Inc.; Wachovia Capital Markets, LLC; Citigroup Global Markets Inc.; Credit Suisse Securities (USA) LLC; Goldman, Sachs & Co.; Lehman Brothers Inc.; Morgan Stanley & Co. Incorporated; ABN AMRO Rothschild LLC; Janney Montgomery Scott LLC

7/10/2006	FEDERATED HOME LOAN MORTAGE	15,000,000	40,000	Bear Stearns UBS Securities Goldman Sachs Lehman Brothers Credit Suisse Securities First Tennessee Bank Merrill Lynch Morgan Stanley Banc of America HSBC Securities
9/5/1006	SUNTRUST	20,000,000	40,000

Goldman, Sachs & Co.; SunTrust Capital Markets, Inc.; Morgan Stanley & Co. Incorporated; Citigroup Global Markets Inc.; J.P. Morgan Securities Inc.; Lehman Brothers Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; UBS Securities LLC